424(B)(3)
                                                                      333-124408

AXA Equitable Life Insurance Company

SUPPLEMENT DATED AUGUST 1, 2006 TO THE MAY 1, 2006 PROSPECTUS AND STATEMENT OF ADDITIONAL INFORMATION ("SAI") FOR THE AMERICAN DENTAL ASSOCIATION MEMBERS RETIREMENT PROGRAM ("ADA").

--------------------------------------------------------------------------------

This supplement modifies certain information in the above-referenced Prospectus and SAI, dated May 1, 2006 (together, the "Prospectus").

Unless otherwise indicated, all other information included in the Prospectus remains unchanged. The terms and section headings we use in this supplement have the same meaning as in the Prospectus. You should keep this supplement with your Prospectus and any previous prospectus supplements. We will send you another copy of any Prospectus without charge, upon request.


1.   CHANGES TO THE INVESTMENT OPTIONS

Effective September 15, 2006, the underlying mutual fund for the Equity Income Fund option is being changed from the Putnam Equity Income Fund to the Dodge & Cox Stock Fund. Also, the manager of the underlying mutual fund will change from Putnam Investment Management, LLC to Dodge & Cox. Therefore, as of the effective date of the changes (i) all references in the Prospectus to the Putnam Equity Income Fund are changed to the Dodge & Cox Stock Fund, except as specified below; and (ii) all references in the Prospectus to Putnam Investment Management, LLC are changed to Dodge & Cox, except as specified below.


A. The Underlying Mutual Fund information with respect to the Equity Income Fund in the chart is replaced in its entirety by the following:

-------------------------------------------------------------------------------------------------------------
                                         Underlying Mutual Fund
-------------------------------------------------------------------------------------------------------------
Investment Fund          Name                        Objective                               Adviser
-------------------------------------------------------------------------------------------------------------
Equity Income Fund       Dodge & Cox Stock Fund      The Fund seeks long-term growth         Dodge & Cox
                                                     of principal and income. A
                                                     secondary objective is to achieve a
                                                     reasonable current income
-------------------------------------------------------------------------------------------------------------

2.   FEE TABLE

A. References to Putnam Equity Income Fund in Footnote (1) under the section entitled "Charges we deduct from your account value at the time you request certain transactions" (regarding redemption fees) are deleted in their entirety.

B. In the "Fee table," the Underlying Portfolio information with respect to the Equity Income Fund under the heading "THE EXPENSES SHOWN FOR
     THE UNDERLYING MUTUAL FUNDS ARE EXPRESSED AS A PERCENTAGE OF THEIR RESPECTIVE AVERAGE DAILY NET ASSETS" is replaced in its entirety by the following:

------------------------------------------------------------------------------------------------------------------------------------
                              Program                       Investment                   Underlying
                              Expense    Administration     Management      Other      Portfolio Fees
                              Charge          Fee              Fee        Expenses       & Expenses        12b-1 Fee      Total
------------------------------------------------------------------------------------------------------------------------------------
Equity Income Fund            0.65%         0.15%             None          0.06%             --              None        0.86%
------------------------------------------------------------------------------------------------------------------------------------
Dodge & Cox Stock Fund(5)     None          None              0.50%         0.02%             --              None        0.52%
------------------------------------------------------------------------------------------------------------------------------------
TOTAL                         0.65%         0.15%             0.50%         0.08%            0.00%            0.00%       1.38%
------------------------------------------------------------------------------------------------------------------------------------

C. Reference to Putnam Equity Income Fund in Footnote (3) following the Fee table (regarding administrative and 12b-1 fees) is deleted in its entirety.

D. Footnote (5) following the Fee table is deleted in its entirety and replaced with the following:

     "(5) Source: Dodge & Cox Funds' Prospectus dated May 1, 2006."

                                                                          x01385

3.   EXAMPLES

Under "Examples" the following information in the table with respect to the changed options is changed as follows:


--------------------------------------------------------------------------------------------------------------------------
                  If you do not surrender your contract at the                If you annuitize at the end of
                        end of the applicable time period:                      the applicable time period:
--------------------------------------------------------------------------------------------------------------------------
                    1 Year     3 Years     5 Years    10 Years           1 Year     3 Years     5 Years     10 Years
--------------------------------------------------------------------------------------------------------------------------
Equity Income       $  177     $  497      $  837     $  1,788           $ 527      $  847      $ 1,187     $ 2,138
--------------------------------------------------------------------------------------------------------------------------

4.   CHARGES AND EXPENSES

Under "Charges and expenses" in the section "Individual annuity charges," the second paragraph under "Redemption charge" is deleted in its entirety.














                     AXA Equitable Life Insurance Company
                          1290 Avenue of the Americas
                              New York, NY 10104
                                 800 523-1125

             Copyright 2006. AXA Equitable Life Insurance Company
                              All rights reserved


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